FOR IMMEDIATE RELEASE

SLEEP NUMBER ANNOUNCES DEBORAH KILPATRICK AS NEW BOARD MEMBER

Minneapolis, May 9, 2018 - Sleep Number Corporation (NASDAQ: SNBR) today announced the appointment of Deborah Kilpatrick, PhD, to its board of directors, effective May 9, 2018. Kilpatrick’s addition gives Sleep Number 11 board members, six of whom are women.

Spending most of her career in the health industry, Kilpatrick is known for driving product innovation to transform health care with big data during the genomic and digital era.

“Deborah has considerable experience in the development and commercialization of digital health products,” said Shelly Ibach, Sleep Number’s president and CEO. “We look forward to benefiting from her expertise as we continue to revolutionize sleep with technology and data.”

Kilpatrick is the CEO of Evidation Heath, an emerging digital company in San Mateo, California, that enables healthcare companies to quantify biometric data sets and improve health outcomes through machine learning. She previously held leadership roles at Exponent, CardioDx and Guidant Corporation. She chairs the Georgia Tech College of Engineering Advisory Board and is a Fellow of the American Institute of Medical and Biological Engineering.

“Deborah has both a deep understanding of digital health opportunities and a deep passion for our sleep innovations,” said Jean-Michel Valette, Sleep Number’s board chairman. “Her appointment supports our continued progression of Sleep Number’s strategy and governance practices.”

About Sleep Number Corporation
As the leader in sleep innovation, Sleep Number Corporation delivers the best quality sleep through effortless, adjustable comfort and biometric sleep tracking. Sleep Number’s proprietary SleepIQ® technology platform - one of the most comprehensive databases of biometric consumer sleep data - is proving the connection between sleep and wellbeing. With breakthrough innovations such as the revolutionary Sleep Number 360® smart bed, Sleep Number is redefining the future of sleep and shaping the future of health and wellness. To experience better quality sleep, visit one of the over 550 Sleep Number® stores located in all 50 states or Sleepnumber.com. For additional information, visit our newsroom and investor relations site.

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Investor Contact: Dave Schwantes, 763-551-7498, investorrelations@sleepnumber.com
Media Contact: Maggie Habashy, 763-551-6986, maggie.habashy@sleepnumber.com